Exhibit 3.29

20061095258

C Secretary of State Colorado

Filed: March 6, 2006

Articles of Organization filed pursuant to 47-90-301, et seq. and 87-80-204 of the Colorado Revised Statutes (C.R.S).

1. The name of the limited liability company is Burlington Coat Factory of Colorado, LLC

2. The principal office street and mailing address is 1830 Route 130, Burlington, NJ 08016.

3. The registered agent name is Corporation Service Company.

4. The registered agent street address is 1560 Broadway, Denver, CO 80202.

5. The name and mailing address of the business organization forming the limited liability company is Burlington Coat Factory Purchasing, Inc., 1830 Route 130, Burlington NJ 08016.

6. The management of the limited liability company is vested in the members.

7. There is at least one member of the limited liability company.

8. The name and mailing address of the individuals causing the document to be delivered for filing is:

/s/ Cindy R. Reilly

Cindy R. Reilly c/o Kirkland & Ellis, LLP, 153 East 53rd Street, New York, NY 10022.